ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

              HONEYWELL INTERNATIONAL INC., A DELAWARE CORPORATION,
                              OPERATING THROUGH ITS

                        ENGINES AND SYSTEMS BUSINESS UNIT

                                       AND

                    EFTC CORPORATION, A COLORADO CORPORATION

                               DATED ____________


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated as of February 17, 2000 is entered into by and between Honeywell International Inc., a Delaware corporation, operating through its Engines and Systems business unit ("Purchaser"), and EFTC Corporation, a Colorado corporation ("Seller" and, together with Purchaser, the "Parties" and each a "Party"):

                                    RECITALS

         WHEREAS, Seller is engaged in a line of business consisting of the manufacture of electronic assemblies (the "EFTC Business");

         WHEREAS, Seller's business at its leased facility located at 1150 West Drexel Road, Tucson, Arizona 85706 (the "Tucson Facility" and such business the "Tucson Business") includes providing electronics manufacturing services on behalf of Honeywell under those certain agreements and purchase order documents listed in Schedule 1.5 (the "Honeywell Product Line");

         WHEREAS, Seller desires to sell and Purchaser desires to purchase certain assets of Seller identified herein and used in the Honeywell Product Line so that Purchaser may conduct the operation of the Honeywell Product Line and manufacture of products under the Honeywell Orders, as defined below; and

         WHEREAS, contemporaneously with this Agreement and as part of a series of related transactions the Parties are modifying certain of their business arrangements unrelated to the Honeywell Product Line, including certain pricing increases under contracts for purchase of electronic assemblies manufactured at Seller's plant in Phoenix, Arizona.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                    AGREEMENT

1.       PURCHASE AND SALE OF ASSETS

         1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement and except as otherwise provided herein, on the Closing (as defined below in Section 9.1) Seller shall sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall purchase and accept from Seller, all right, title and interest in the following assets, together with such changes, deletions or additions as are reasonably acceptable to Purchaser and Seller and occur between the respective dates of the Schedules attached hereto and the Closing in the ordinary course of business (the "Assets"):

                  1.1.1 Certain machinery and equipment, office equipment, tools and other tangible personal property as listed in Schedule 1.1.1 (the "Personal Property"), which Schedule shall also include Seller's net book value with respect to each such item of Personal Property (the "Base Personal Property Value");

                  1.1.2 Certain raw materials, parts and components, work-in-process and finished goods as specified in Schedule 1.1.2 (the "Inventory"), which Schedule shall also include Seller's net book value with respect to each such item of Inventory (the "Base Inventory Value"); and

                  1.1.3 The contracts, agreements, arrangements and/or commitments of Seller with vendors and the purchase orders specified in Schedule 1.1.3(a) and, subject to the terms of Section 13.3.3 hereof, the purchase orders specified in Schedule 1.1.3(b) (the "Contracts"). Notwithstanding anything to the contrary set forth herein or in any Schedule or Exhibit hereto, no contracts for third party sales are to transfer to Purchaser under this Agreement.

         1.2      [Intentionally left blank]

         1.3 Transfer of Title to the Assets. Seller shall sell, assign, convey, transfer and deliver the Assets to Purchaser at the Closing by means of bills of sale, assignments, endorsements, certificates and such other instruments of transfer as shall be necessary or appropriate to vest good title to the Assets in Purchaser, free and clear of any Liens (as defined in Section 4.5 below), except as otherwise set forth in this Agreement.

         1.4      Grant of License to Purchaser.

                  1.4.1 "EFTC Intellectual Property" includes the copyrights and other intellectual property including, without limitation, processes, apparatus, formulas, trade secrets, know-how, discoveries, manufacturing, engineering top and detail drawings, processes and specifications associated with the operation of the Honeywell Product Line (other than that licensed to Seller under the 1997 License and other than third party software licensed to Seller). EFTC has no registrations or applications for registrations under copyright or patent law with respect to any EFTC Intellectual Property.

                  1.4.2 Seller hereby grants to Honeywell Intellectual Property, Inc. ("HIPI") an irrevocable, fully paid-up, world-wide, transferable, non-exclusive license in the EFTC Intellectual Property to design, modify, rework, remanufacture, make, have made, use, sell, lease or service any and all products and services related to the operation of the Honeywell Product Line subject to the terms and conditions of the Agreement (the "HIPI License"). The above license, in addition to being transferable, includes the right to sublicense all affiliates, subsidiaries and revenue share partners of HIPI. HIPI is an express third party beneficiary of this Section 1.4. Seller agrees to take such further acts and provide such further documents as may be reasonably necessary to effect and confirm the rights granted under this Section.

                  1.4.3 To the best of Seller's knowledge, Purchaser's use of EFTC Intellectual Property will not violate any third party rights in existence as of the Closing, but Seller does not make any other warranty, either express or implied, including warranties of merchantability and fitness for a particular purpose and shall have no liability with respect to the EFTC Intellectual Property or any use thereof.

         1.5 Assignment and Amendment of Certain Contracts. At the Closing, Seller shall assign to Purchaser all of its rights with respect to those certain agreements for purchase of goods and purchase order documents listed in Schedule
1.5 (the "Honeywell Orders"). The assignment of the Honeywell Orders and the Contracts shall be pursuant to the assignment agreement in the form of Exhibit 1.5(a) (the "Assignment Agreement"). Such assignment agreement shall include an assumption by Purchaser of Seller's obligations under the Honeywell Orders and the Contracts, respectively, only with respect to obligations arising after the Closing. At the Closing, Seller shall enter into an amendment to that certain Amended and Restated License Agreement dated August 4, 1997 between Seller and AlliedSignal Technologies Inc., which has subsequently merged into Honeywell Intellectual Property Inc. ("HIPI"), (the "1997 License") in the form of Exhibit 1.5(b) whereby Seller shall assign to HIPI all of its rights to the intellectual property deferred therein as the "AES Technical Data" and "AES Technical Information" (the "1997 License Amendment").

         1.6 Release Agreement. At the Closing, Seller and Purchaser shall execute and deliver that certain Release Agreement in the form of Exhibit 1.6.

         1.7 Non-Assignable Assets. Any transfer or assignment to Purchaser by Seller of any property or property rights or any agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained; provided, that Seller shall hold such property, property rights or agreement for the exclusive benefit of Purchaser until such consent or approval is obtained. Nothing set forth in this Section 1.7 shall be deemed to waive any condition to Purchaser's obligations under this Agreement or any closing deliveries to be provided to Purchaser by Seller or waive any requirement of Seller to provide material third party consents.

2.       PURCHASE PRICE

         2.1      Purchase Price.

                  2.1.1 Purchaser will be provided with the opportunity to review and verify the information contained in Schedule 1.1.1 and provide any comments or revisions thereto. On or prior to the Closing, the Parties will prepare a final, updated Schedule 1.1.1 mutually agreed to in writing (the "Final Personal Property Value").

                  2.1.2 Purchaser and Seller shall together conduct a physical count of the Inventory on a date as close as reasonably practicable to the Closing, but in no event more than fifteen (15) days prior to the Closing, and prepare a written mutually agreeable updated Schedule 1.1.2. Thereafter, the physical count and valuation of the Inventory shall be adjusted using a mutually agreeable perpetual inventory system methodology to determine the Inventory as of the Closing. On or prior to the Closing, the Parties will prepare a final, updated Schedule 1.1.2 mutually agreed to in writing (the "Final Inventory Value").

                  2.1.3 The Purchase Price shall be Thirteen Million Two Hundred Thirty-Nine Thousand Eight Hundred Seventy-Nine Dollars ($13,239,879).

         2.2 Payments. All payments required to be made pursuant to this Article 2 and other provisions of this Agreement shall be made in United States dollars in immediately available funds by wire transfer to an account required by this Agreement or, if not so required, as designated by Seller in writing to Purchaser. The entire amount of the Purchase Price will be disbursed as contemplated by Sections 2.4 and 2.5 below.

         2.3 Transfer Taxes. Purchaser shall be responsible for all sales, transfer and similar taxes, duties or levies assessed or payable in connection with the transfer of the Assets to Purchaser. Purchaser shall obtain and furnish to Seller all required resale or other exemption certificates with respect to the Assets.

         2.4 Use of Proceeds. Immediately after Closing, Seller will use between $10,000,000 and $11,000,000 of the Purchase Price to make payment to third party vendors and other trade creditors (the "Vendor Payments") with past due accounts. The Parties have agreed upon the following process to effect such payment:

                  2.4.1 Immediately prior to the Closing, Seller shall provide Purchaser with a "Borrowing Base Certificate" representing Seller's calculation of its borrowing base under the Credit Agreement, dated as of September 30, 1997, as amended, among Seller, Bank One, Colorado, N.A., ("Bank One") as agent, and the banks party thereto, as amended by the Restated and Amended Credit Agreement, dated as of March 12, 1999 as amended (the "Bank One Agreement"), which certificate shall be accurate and complete in all material respects and acceptable to Purchaser;

                  2.4.2 After receipt of the "Borrowing Base Certificate" Purchaser shall have the right to contact Bank One to confirm, to Purchaser's satisfaction, the sufficiency of funds available to Seller under the Bank One Agreement for purposes of the payments to be made under this Section and Bank One's intent to abide by the flow of funds contemplated in this Section and Bank One's satisfaction with the Borrowing Base Certificate;

                  2.4.3 The Parties understand that Bank One will require the Purchase Price to be applied, immediately after Closing, to the pay down of Seller's outstanding obligations under the Bank One Agreement and Seller agrees to apply the Purchase Price in such manner;

                  2.4.4 Once the pay down contemplated by Section 2.4.3 has occurred, Borrower will, pursuant to the terms of the Bank One Agreement, borrow an amount equal to the Vendor Payments and such funds will be deposited in Seller's account number 1548-1687 with Bank One (the "Seller Account") and used solely by Seller to make the Vendor Payments;

                  2.4.5 At the Closing, Seller will provide Purchaser, for Purchaser's information, with a list of the third party vendors and trade creditors to whom Vendor Payments will be made under this Section 2.4 and the dollar amount payable to each, such list to be created in Seller's determination (the "Vendor List");

                  2.4.6 At the Closing, Seller will provide Purchaser with the opportunity to examine original, signed checks from the Seller Account payable to each of the vendors on the Vendor List in the amounts shown on the Vendor List (the "Vendor Checks"); and

                  2.4.7 Seller will mail the Vendor Checks, via U.S. Mail, immediately after Closing and will cooperate with Purchaser to allow Purchaser to confirm that such Vendor Checks have actually been mailed. Seller further agrees that it will not request Bank One to place a stop-order against any of the Vendor Checks, except to correct mistakes in the Vendor Payments or Vendor Checks.

         2.5      Hold Back Account.

                  2.5.1 As collateral and security for Seller's indemnification obligations hereunder and under the documents or agreements executed in connection with the transactions contemplated hereby, Purchaser shall set aside from the Purchase Price at Closing an amount equal to Five Hundred Thousand Dollars ($500,000) and deposit such amount in a segregated bank account held by Purchaser (the "Hold Back Account").

                  2.5.2 The Hold Back Account shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., Phoenix, Arizona time on the date that is 12 months after Closing (the "Hold Back Period"). At the termination of the Hold Back Period, Purchaser shall deliver to Seller any monies remaining in the Hold Back Account.

                  2.5.3 If Purchaser incurs any Losses, as defined in Section 14.1, at any time on or before the last day of the Hold Back Period that are subject to indemnification by Seller hereunder, Purchaser may seek reimbursement directly from the Hold Back Account. Purchaser shall provide Seller with prompt written notice of any disbursement from the Hold Back Account. Seller shall have a period of five (5) business days to provide Purchaser with written notice of any reasonable objection Purchaser may have to the disbursement from the Hold Back Account. If no objection is made within such period, Seller shall be deemed to have no objection to the disbursement. If Seller provides written notice of objection within such time period, the Parties shall promptly enter into good faith discussions regarding a resolution to such objection.

3.       ASSUMPTION OF LIABILITIES AND OBLIGATIONS

         3.1 Assumed Liabilities. Upon, from and after the Closing, Purchaser shall, without any further responsibility or liability of, or recourse to, Seller or any of its directors, shareholders, officers, employees, agents, consultants, representatives, parent entities, affiliates, successors or assigns, absolutely and irrevocably assume and be solely liable and responsible for any and all liabilities and obligations of any kind or nature of the Seller (whether fixed or contingent, matured or unmatured, foreseen or unforeseen, known or unknown), which may arise after the Closing arising out of the following (the "Assumed Liabilities"):

                  3.1.1 The ownership, use or possession or condition of the Assets, or the operation orconduct of the Honeywell Product Line after the Closing;

                  3.1.2 Seller's obligations arising after the Closing with respect to the 1997 License Agreement pursuant to the terms of the 1997 License Amendment and the Honeywell Orders and the Contracts pursuant to the terms of the Assignment Agreement.

                  3.1.3 [Intentionally left blank]

                  3.1.4 Liability for all federal, state, local and foreign taxes relating to the Assets or the Honeywell Product Line with respect to any period or part thereof commencing immediately after the Closing; and

                  3.1.5 [Intentionally left blank]

                  3.1.6 Liability for costs of investigating or remediating the presence of Hazardous Substances at, on, under or emanating from the Tucson Facility but only to the extent arising out of or relating to activities of Purchaser, its employees, agents, contractors or invitees and occurring after Closing.

                  3.1.7 Liability for any violation of Environmental Law (as hereinafter defined) to the extent arising out of or relating to activities of Purchaser, its employees, agents, contractors or invitees at the Tucson Facility after Closing.

                  3.1.8 Liability for the costs arising from or relating to the presence of Hazardous Substances at, on under or emanating from facilities or locations to which Purchaser sends, transports, dispose of or arranges for the disposal of Hazardous Substances from the Tucson Facility.

The irrevocable assumption by Purchaser of all Assumed Liabilities shall be effective upon the Closing, unless the terms hereof expressly state that such liability or obligation shall transfer at another time, including, but not limited to, the obligations set forth in Article 6. Nothing contained in this Section shall be deemed to limit any obligations of Seller under this Agreement, including but not limited to, the representations and warranties made by Seller in Section 4.

         3.2 Non-Assumed Liabilities. Seller shall at all times, without any responsibility or liability of, or recourse to, Purchaser or any of its directors, shareholders, officers, employees, agents, consultants, representatives, parent entities, affiliates, successors or assigns, absolutely and irrevocably be and remain solely liable and responsible for all Non-Assumed Liabilities. "Non-Assumed Liabilities" shall mean (i) any and all liabilities and obligations of any kind or nature (whether fixed or contingent, matured or unmatured, foreseen or unforeseen, known or unknown) ("Liabilities") existing or arising from or in connection with the EFTC Business at any time on or prior to the Closing; (ii) any and all Liabilities existing or arising from or in connection with the Honeywell Product Line on and prior to the Closing; and
(iii) any Liabilities or claims which may be asserted against or imposed upon Purchaser by reason of its being a successor or transferee of Seller or as an acquiror of the Assets of the EFTC Business or otherwise as a matter of law. Without limitation of the foregoing, all of the following shall be Non-Assumed Liabilities for the purposes of this Agreement:

                  3.2.1 any product liability, warranty claim, or Liability relating to any toxic tort or similar claim for injury to person or property, regardless of when made or asserted that arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by any Seller or any of its Affiliates, or alleged to have been made by any of such persons or entities, or that it is imposed or asserted to be imposed by operation of law, in connection with any service performed or product manufactured, distributed or sold by or on behalf of Seller on or prior to the Closing or which arises out of any condition existing as of the Closing, including any claim relating to any product delivered, manufactured or distributed by Seller on or prior to the Closing and any claim seeking recovery for consequential damages, lost revenue or income;

                  3.2.2 all Liabilities or obligations of any nature attributable to services rendered for the Seller by Seller's employees or former employees, including those employed or formerly employed by the Seller, including without limitation (a) workers compensation, disability and medical benefits payable as a matter of law, contract or pursuant to benefit programs or otherwise with respect to any injury, illness or medical conditions arising out of events or exposures prior to the Closing, Retiree and Inactive Employee Benefits (as defined in Section 6.9.1), any wages, vacations, severance pay or other benefits under any plan, contract, bonus, deferred compensation, incentive compensation, stock purchase, stock option, supplemental retirement, severance or termination pay, salary continuation, hospitalization, medical, dental, life insurance, disability, sick leave or other leave of absence, vacation, defined benefit, defined contribution, profit sharing, stock bonus, retirement, pension, supplemental unemployment benefits, union contracts, and each other employee benefit plan, policy or arrangement maintained, contributed to, or required to be contributed to, by Seller with respect to any employee, beneficiary, former employee, retiree or other worker of Seller, whether or not any of the foregoing is funded, subject to ERISA, or legally binding (collectively referred to as the "Seller Benefit Plans"), and (b) withholding tax liabilities, unemployment compensation premiums, occupational injury, disease or disability claims, or claims for discrimination, unfair labor practices, violations of the collective bargaining agreements or wrongful discharge;

                  3.2.3 any Liability relating to the operation of the EFTC Business or any other business or operation of Seller on or prior to the Closing arising by operation of law under any common law or statutory doctrine (including successor Liability or de facto merger);

                  3.2.4 any Liability with respect to or arising out of any contract, including any Contract (i) that is not capable of being assigned to Purchaser at the Closing to the extent arising out of any breach or default thereof by Seller on or prior to the Closing (including any event occurring on or prior the Closing that, with the passing of time or the giving of notice, or both, would become a breach or default) under any such contract, or (ii) required by the terms thereof to be discharged on or prior to the Closing;

                  3.2.5 any Liability to the extent the existence of such Liability constitutes a breach of any representation or warranty of Seller contained in or made pursuant to this Agreement;

                  3.2.6 any Liability that arises out of or relates to the employment or termination of employment of any employees, agents or independent contractors by Seller, except any such Liability caused by Purchaser's failure to perform its obligations under Article 6;

                  3.2.7 any Liability to past, present or future shareholders of Seller in their capacity as shareholders;

                  3.2.8 any Liability that arises out of or relates to any claims, action, suit, proceeding or investigation, whether civil or criminal, pending or threatened relating to the conduct or activities of the EFTC Business, any other business or operation of Seller, the Honeywell Product Line, or the ownership, use or possession of the Assets, on or prior to the Closing;

                  3.2.9 any Liability relating to any broker's or finder's fee or commission incurred by Seller as a result of the transactions contemplated hereunder;

                  3.2.10 except for the Assumed Liabilities, any Liability arising out of or relating to the conduct or activities of the Honeywell Product Line (including any predecessor operations), the ownership, use or possession of the Assets, performance of the Contracts, any Liabilities or claims arising out of or relating to events, circumstances or conditions occurring on or before the Closing, and any Liability associated with any other business of Seller and its affiliated entities.

                  3.2.11 any Liability with respect to the 1997 License Agreement and Honeywell Orders not expressly assumed under the 1997 License Amendment or Assignment Agreements executed pursuant to Section 1.5;

                  3.2.12 liability for all federal, state, local and foreign taxes relating to the EFTC Business, the Assets or the Honeywell Product Line with respect to any period or part thereof on or prior to the Closing;

                  3.2.13 liability for costs of investigating or remediating the presence of Hazardous Substances at, on, under or emanating from the Tucson Facility and arising out of or relating to the activities occurring prior to Closing or relating to activities of Seller, its employees, agents, contractors or invitees after Closing at the Tucson Facility;

                  3.2.14 liability for any violation of any Environmental Law to the extent arising out or relating to activities at the Tucson Facility prior to Closing or relating to activities of Seller, its employees, agents, contractors or invitees after Closing at the Tucson Facility; and

                  3.2.15 liability for the costs arising from or relating to the presence of Hazardous Substances at, on, under or emanating from any facility or location to which EFTC sent, transported, disposed of, or arranged for the disposal, of Hazardous Substances from the Tucson Facility.

"Environmental Laws" means all federal, state, county, local, and municipal laws, principles of common law, regulations, codes decrees, rules (having the force of law) or judgments relating to pollution or protection of human health or the environment. "Hazardous Substances" means any toxic, ignitable or reactive material, pollutant or contaminant, hazardous substance, hazardous material, toxic substance, or hazardous waste, as such terms are defined by any Environmental Law or such substances as are regulated by any Environmental Law.

Seller hereby irrevocably waives and releases Purchaser from all Non-Assumed Liabilities, including any Liabilities created or which arise by statute or common law.

4.       REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser as follows as of the date hereof and as of the Closing:

         4.1 Corporate Status. Seller is a corporation duly organized and validly existing under the laws of Colorado, the jurisdiction in which it is incorporated, and has full power and authority to carry on the EFTC Business as now conducted. Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations and consummate the transactions contemplated hereby in accordance with the terms of this Agreement. Seller is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Seller's conduct of the EFTC Business.

         4.2 Authorization. All corporate and other proceedings required to be taken by or on the part of Seller including, without limitation, all action required to be taken by the directors or shareholders of Seller to authorize Seller to enter into and carry out this Agreement has been, or prior to the Closing will be, duly and properly taken. This Agreement has been duly executed and delivered by Seller and is valid and enforceable against Seller in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

         4.3 Compliance. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in the breach of any of the terms or conditions of, or constitute a default under, or violate, as the case may be, the articles of incorporation, by-laws or other organization documents of Seller, or (ii) any agreement, lease, mortgage, note, bond, indenture, credit agreement, license or other document or undertaking, oral or written, to which Seller is a party or by which Seller is bound and by which any of the Assets may be affected in a manner that could materially adversely affect the Honeywell Product Line, or (iii) result in the creation of a lien or encumbrance on Seller's interest in any of the Assets.

         4.4 Contracts. Seller is not in default or defaults under any of the Contracts and there does not exist any default under any of the Contracts by any other party thereto that would, in either case, individually or in the aggregate have a material adverse effect on the Honeywell Product Line, except as set forth in Schedule 4.4.

         4.5 Title. Seller has good and marketable title to all of the Assets, the 1997 License, the EFTC Intellectual Property and the Honeywell Orders free and clear of any mortgage, security interest, pledge, lien, conditional sales agreement, claim, restriction, reservation, covenant, encumbrance, charge, restraint on transfer, or any title defect of any nature whatsoever (collectively "Liens"), except for any Liens listed on Schedule 4.5 hereto in favor of Bank One as Agent pursuant to the Bank One Agreement (the "Bank Liens"). At the Closing, Seller will convey good title to all the Assets free and clear of all Liens, including without limitation the Bank Liens. Except for financing statements evidencing the Bank Liens, no financing statement under the Uniform Commercial Code with respect to the Assets has been filed in any jurisdiction and not released and Seller has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement.

         4.6      Taxes.

                  4.6.1 General. All Taxes (as hereinafter defined) with respect to the Assets that are or become due and payable or accrue with respect to any period or portion thereof ending on or prior to the Closing have been or will be duly and properly computed, reported, fully paid and discharged by Seller. As used herein, the terms "Tax" and "Taxes" shall include all federal, state, local and foreign taxes, assessments or other governmental charges (including, without limitation, net income, gross income, excise, franchise, sales and value added taxes, real or personal property taxes, taxes withheld from employees' salaries and other withholding taxes and obligations and all deposits required to be made with respect thereto), levies, assessments, deficiencies, import duties, licenses and registration fees and charges of any nature whatsoever, including any interest, penalties, additions to tax or additional amounts with respect thereto, imposed by any government or taxing authority which are levied upon the Assets.

                  4.6.2 Unpaid Taxes, Liens, etc. There are no unpaid Taxes with respect to any period or portion thereof ending on or before the Closing that could become a lien on the Assets, except for current Taxes not yet due and payable. There are no unpaid Taxes with respect to any or all "Seller Benefit Plans", nor have any events occurred with respect to any such Seller Benefit Plans that could, in any case, give rise to a lien on the Assets. There are no liens for Taxes on the purchased assets. Seller is not required to treat any asset as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Internal Revenue Code (the "Code"). None of the Assets is subject to any joint venture, partnership or other agreement or arrangement that is treated as a partnership for federal income tax purposes. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or any other provision of law.

                  4.6.3 Prorations of Property Taxes. At the Closing, all real and personal property taxes ("Property Taxes") which are past due or have become due upon any of the Assets before the Closing will be paid by the Seller, together with any penalty or interest thereon. Property Taxes related to the current tax period including, without limitation, installments of special assessments, will be prorated and adjusted between the Buyer and the Seller as of the Closing on a basis taking into account whether such Property Taxes are customarily paid in advance or in arrears. If current tax bills are unavailable at the Closing, the prior year's tax bills will be used for proration purposes.

         4.7      Sufficiency and Condition of Assets.

                  4.7.1 Sufficiency. The Inventory and Personal Property represent substantially all of the inventory, raw material, parts, components, work in process, finished goods, equipment, machinery, office equipment, tools and other tangible personal property used by the Seller directly for the operations of the Honeywell Product Line and are sufficient to operate the Honeywell Product Line and perform the Honeywell Orders as currently conducted by Seller. To the best knowledge of Seller, the AES Technical Data and AES Technical Information covered by the 1997 License Agreement and the HIPI License represent all of the intellectual property (except for third party software licensed to Seller) used by Seller in connection with the Honeywell Product Line and are sufficient to operate the Honeywell Product Line and perform the Honeywell Orders as currently conducted by Seller.

                  4.7.2 Net Book Value. Schedule 1.1.1 and Schedule 1.1.2 set forth the true and correct net book value of the Personal Property and Inventory set forth thereon, as reflected on Seller's balance sheet kept in accordance with generally accepted accounting principles as historically applied by Seller to the Tucson Business.

         4.8 Brokers. No broker, investment banker, financial advisor or other person or entity is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller.

         4.9 Financial Information. The financial and employee information provided to Purchaser through the Closing in connection with its due diligence is accurate and complete in all material respects. Seller acknowledges that Purchaser is relying on such information in its determination of whether to enter into this transaction and its relevant terms, including, but not limited to, the calculation of the net book value of the Assets necessary to calculate the Purchase Price hereunder. Schedule 1.1.1 and Schedule 1.1.2, respectively, as delivered as of the date hereof and as such schedules may be modified pursuant to the terms of this Agreement, reflect the net book value of the Inventory inclusive of all reserves held at any level of Seller's corporate structure and Personal Property as reflected on Seller's financial statements, which has been calculated in accordance with generally accepted accounting principles as historically applied by Seller. There are no accounts or reserves held by Seller on its books relating to the Assets that are not disclosed on
Schedule 1.1.1 or Schedule 1.1.2, as applicable. The Borrowing Base Certificate, and the Vendor List provided for in Section 2.4 are accurate and complete in all material respects and that Seller has used best efforts to produce Vendor checks that conform with the Vendor List.

         4.10 Environmental. Except as disclosed on Schedule 4.10 or otherwise affirmatively disclosed by Seller to Purchaser, (i) to Seller's knowledge, Seller is and at all times has been in compliance in all material respects with applicable Environmental Laws in connection with the conduct of Seller's business at the Tucson Facility, and Seller has not received any unresolved oral or written communication from a governmental or regulatory body or other Person that alleges that Seller is not in compliance with any Environmental Laws in connection with the conduct of its business at the Tucson Facility; (ii) to Seller's knowledge, Seller holds, and is in material compliance with all permits and governmental authorizations required for Seller to conduct its business at the Tucson Facility in compliance with Environmental Law; (iii) to Seller's knowledge, Seller has not received any communications alleging that Seller is liable to any party (including, but not limited to, a governmental or regulatory body) as a result of the release, spill, disposal or discharge of a Hazardous Substance into the environment at, on or under the Tucson Facility or at a facility or location at which Seller has sent, transported, disposed or arranged for the disposal of Hazardous Substances from the Tucson Facility; (iv) to the Seller's knowledge, there have been no release, spill or discharge of Hazardous Substances into the environment at, on or under the Tucson Facility; (v) there are no pending or, to the knowledge of Seller, threatened notices of deficiency, notices of violation, information requests, orders, or judicial or administrative actions involving alleged violations by Seller, or Seller's employees, agents, contractors or invitees of any Environmental Law at the Tucson Facility; and (vi) to Seller' knowledge, Seller has provided, or made available, to Purchaser with complete and accurate copies of all reports, studies, surveys, and similar material documents commissioned by Seller or in Seller's possession with respect to non-compliance with Environmental Laws at the Tucson Facility, or the release, spilling, disposal or discharge of Hazardous Substances into the environment at the Tucson Facility, within the last three years.

         4.11     Employees and Benefit Plans.

                  4.11.1 Schedule 4.11.1 contains a true and complete list of the following:


                  (i) All arrangements, written or oral, which compel the employment of any person in the status of "employee" or "employees" in the Honeywell Product Line;

                  (ii) All agreements, written or oral, and letters of understanding with labor unions or associations representing the Employees;

                  (iii) Consulting relationships with the Honeywell Product
        Line;

                  (iv) Strikes, slowdowns, picketing, work stoppages, threats to organize non-union Employees or other labor issues, or other occurrences, events or conditions of a similar character in which any of the Employees are participating or have threatened to participate since January 1, 1998;

                  (v) Any charges or complaints or petitions filed with or by the N.L.R.B., the O.F.C.C.P. of the United States Department of Labor, the Occupational Safety and Health Administration, the E.E.O.C. or any similar foreign, state or local agency or commission, including charges of race, sex, national origin, religious, handicap or age discrimination or similar complaints against the Tucson Business, grievance and arbitration proceedings and litigation matters including breach of contract/wrongful discharge, and other personnel related actions, from January 1, 1998 to the date hereof;

                  (vi) Any commitment or agreement to increase wages or modify the conditions or terms of employment of the Employees;

                  (vii) The names and current salary rates of all employees employed in the Honeywell Product Line and their hourly or yearly salary, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid to such persons for the 1999 calendar year and estimated for the 2000 calendar year;

                  (viii)Each Seller Benefit Plan; and

                  (ix) Employee lease agreements relating to the Honeywell Product Line.

         4.11.2   Except as stated in Schedule 4.11.2:

                  (a) the Seller Benefit Plans (as defined in Section 3.2.2) have been established and maintained in all material respects in accordance with their terms and in compliance with all applicable laws, including, to the extent applicable, but not limited to, the requirements of ERISA and the Code;

                  (b) none of the Seller Benefit Plans subject to Part 3 Subtitle B of Title I or Title II of ERISA has incurred any "accumulated funded deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived);

                  (c) no liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any of the Seller Benefit Plans subject to Title IV of ERISA;

                  (d) Seller has not incurred liability for any tax imposed under Section 4975 of the Code or Part 5 Subtitle B of Title I of ERISA with respect to any of the Seller Benefit Plans;

                  (e) none of the Seller Benefit Plans is a multiemployer plan within the meaning of Section 3(37)(A) of ERISA;

                  (f) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any of the Seller Benefit Plans since the effective date of said Section 4043;

                  (g) each Seller Benefit Plan which is a "group health plan", as defined in Section 607(1) of ERISA, has been administered in material compliance with the continuation coverage requirements of Part 6 Subtitle B of Title I of ERISA;

                  (h) no suit, action, litigation or claim (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought against or with respect to any of the Seller Benefit Plans. Except as otherwise provided in this Agreement, all contributions to the Seller Benefit Plans that were required to be made under such Seller Benefit Plans as of the Closing have been (or will have been by the Closing) paid, accrued or otherwise fully reserved as of such date, and Seller has performed (or will have performed by the Closing) all obligations required to be performed as of such date under such plans;

                  (i) no event has occurred which provides a basis for the Pension Benefit Guaranty Corporation to assert a lien on the assets of any Seller Benefit Plan; and

                  (j) each individual who is characterized by the Seller as an independent contractor for employment tax and Seller Benefit Plan purposes has been appropriately classified as an independent contractor under Revenue Ruling 87-41 or Section 530 of the Revenue Act of 1978 and has been properly taken into account under the eligibility or participation provisions of the Seller Benefit Plans.

         4.12 No Additional Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS ARTICLE, ANY OTHER PROVISION OF THIS AGREEMENT, OR ANY OTHER COMMUNICATIONS BETWEEN THE PARTIES ORALLY OR IN WRITING, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT OR ANY OF THE DOCUMENTS DELIVERED PURSUANT TO SECTION 12, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PROPERTIES OR ASSETS OF THE SELLER. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, OR ANY OF THE DOCUMENTS DELIVERED PURSUANT TO SECTION 12, THE ASSETS ARE BEING SOLD ON AN "AS IS, WHERE IS" BASIS.

5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         5.1 Corporate Status. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware, the jurisdiction in which it is incorporated and has full power and authority to carry on its business and to own all of its properties and assets. Purchaser has all requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations and consummate the transactions contemplated hereby in accordance with the terms of this Agreement.

         5.2 Authorization. All corporate and other proceedings required to be taken by or on the part of Purchaser including, without limitation, all action required to be taken by the directors or shareholders of Purchaser to authorize Purchaser to enter into and carry out this Agreement, have been, or prior to the Closing will be, duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and is valid and enforceable against Purchaser in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

         5.3 Compliance. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any of the terms or conditions of, or constitute a default under, or violate, as the case may be, the articles of incorporation, by-laws or other organization documents of Purchaser or any material agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which Purchaser is a party or by which Purchaser is bound or by which any of the Assets may be affected.

         5.4 [Intentionally left blank]

         5.5 Brokers. No broker, investment banker, financial advisor or other person or entity is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Purchaser.

6.       EMPLOYEES AND EMPLOYEE BENEFITS

         6.1      Employment with the Purchaser.

                  6.1.1 Purchaser shall offer employment, subject to Purchaser's employment conditions applicable to all prospective employees of Purchaser (including, at Purchaser's discretion, without limitation, a completed employment application, background investigation, drug screen and confidentiality agreement) to all regular employees of Seller who are (a) not disqualified as a result of a failure to complete the required forms, a positive drug screen, or an unsatisfactory background investigation, (b) employed, directly or indirectly, on or in support of the Honeywell Product Line at the Tucson Facility as determined by the Seller, (c) listed on Schedule 6.1, and (d) who are employed by the Seller on the Closing (the "Employees"). Schedule 6.1 may also include employees on an approved leave of absence, disability or sick leave, provided, however that Purchaser shall not be required to make any offer of employment to any such employee until the Seller notifies the Purchaser that such employee's leave or disability has terminated and the employee is capable of commencing a work schedule satisfactory to Purchaser.

                  6.1.2 Employees who satisfy Purchaser's employment conditions shall become employees of Purchaser effective on the later of the first business day following the end of the Seller's regularly scheduled payroll period which concludes immediately following the Closing (the "Effective Date") or, if later, the date of return to work from the approved leave of absence, or disability, as the case may be (the "Transferred Employees"). Purchaser shall reimburse Seller for its actual wage, payroll taxes and benefit payments or costs (other than costs for welfare benefits maintained by Seller in accordance with Section 6.9.3) relating to the period between the Closing and the Effective Date. Transferred Employees shall no longer be employees of Seller or its affiliated entities after the Effective Date (or the date of return to work, if later). Notwithstanding any provision of this Section 6.1 to the contrary, Employees who, by the Effective Date, do not satisfy the Purchaser's employment conditions will remain employees of the Seller and will not be eligible for any employee benefits of the Purchaser. Commencing on the Effective Date (or such later applicable date of employment of each Transferred Employee on leave or other absence on the Closing), Purchaser shall have sole responsibility for the payment of all wages, overtime, sick pay, taxes, withholdings, and employee benefits with respect to the Transferred Employees as it relates to employment with the Purchaser after the Effective Date. Notwithstanding the previous sentence, Transferred Employees shall continue to be covered by Seller's welfare plans through the end of the month in which their employment with Seller terminates at Seller's cost.

                  6.1.3 Nothing contained in this Agreement shall be construed as a guaranty to Purchaser that any number of the Employees will satisfy Purchaser's conditions of employment or as a representation or warranty regarding the skill level or performance of any of the Employees.

         6.2 Hiring Requirements. Purchaser shall provide employment to the selected Employees for positions similar to the positions in which such selected Employees are employed by the Seller immediately prior to the Closing. The Seller shall provide to Purchaser a copy of each Transferred Employee's personnel file and any other documentation related to each Transferred Employee's performance with Seller, provided that the Seller may require a written consent from each Transferred Employee to provide such copy and Purchaser may require such consent as a condition of employment for each Transferred Employee. Purchaser shall provide an individual, signed employment acceptance letter to each Transferred Employee confirming that he or she is an employee of Purchaser as of his or her employment commencement date.

         6.3      Compensation and Benefits.

                  6.3.1 Purchaser agrees to provide the Transferred Employees base compensation equal to or greater than Seller's compensation immediately prior to the Closing. Purchaser agrees to provide the Transferred Employees employee benefits and policies that are at least comparable in the aggregate to the employee benefits and policies currently provided to them by the Seller, provided, however, that any stock option, stock purchase, or other equity-based plan of the Seller shall not be taken into account for this purpose. Seller will retain liability relating to all Seller Benefit Plans as described in Section 3.2.2, including any stock option, stock purchase or other equity-based compensation plan.

                  6.3.2 [Intentionally left blank]

                  6.3.3 [Intentionally left blank]

                  6.3.4 All course work of a Transferred Employee currently in progress for which either Seller has approved tuition aid shall be paid for by the Seller through December 31, 2000. Course work that has been approved by the Seller and paid for by the employee by the Closing but not yet started and is subject to reimbursement to the employee under the Seller's tuition aid policy shall be reimbursed by the Seller. "Course work" does not mean a degree program, but only refers to the specific class in progress during a particular term in that school.

         6.4 Minimum Employment Period. Purchaser does not guarantee any minimum period of employment or any particular work location for the Transferred Employees, provided that in the event of any reductions-in-force ("RIF") within twelve (12) months after the Closing, Purchaser will provide to those Transferred Employees who are subject to a RIF, cash severance pay in an amount at least equal to Sellers' RIF cash severance payment benefits, if any, under Seller's currently applicable plans, as described on Schedule 4.11.1 (such Schedule shall include the method of determination for the amount of any such cash severance payment benefit). Such severance pay shall not apply to Purchaser's termination of a Transferred Employee's employment for cause.

         6.5 Hiring Process. Purchaser shall be solely responsible for any and all communications Purchaser makes to any employees of the Seller during the process of making offers of employment regardless of the Seller's involvement in such process or receipt of documents and materials to be distributed to any employees of the Seller. The Seller is not authorized to make, and will not make, communications to Seller's employees about the prospective terms of employment with Purchaser, except with Purchaser's prior written consent. Purchaser shall comply with all laws in connection with its communications to the Seller's employees and the hiring and transition of such employees.

         6.6 Solicitation. For a period of twelve (12) months from and after the Closing, neither Purchaser nor Seller shall directly or indirectly, or by action in concert with others, solicit or attempt to solicit any employee of the other, except to the extent that Purchaser will subject to the employment conditions of
Section 6.1, offer employment to the Seller's employees identified on Schedule 6.1, without the prior written authorization of the other Party.

         6.7 Confidentiality. In addition to Purchaser's standard employee confidentiality agreement, a separate confidentiality agreement may be required of all employees and contractors of Purchaser working in the Tucson Facility due to any shared tenancy relationship that may be in place at such site. This separate confidentiality agreement will be subject to approval by both Parties. Purchaser acknowledges and agrees that Transferred Employees may have continuing confidentiality obligations to Seller with respect to information relating to Seller's provision of electronic manufacturing services for customers other than Purchaser, and that such information may not be disclosed by the Transferred Employees.

         6.8 Control. Purchaser shall have and maintain complete control over its employees, including but not limited to the Transferred Employees, including the right to hire, discharge, replace, evaluate and direct their activities after the Closing subject to (a) the Seller's retained rights of control and direction during the period commencing on the Closing and ending on the Effective Date, which control and direction shall be at the direction of the Purchaser and (b) the RIF severance benefits contained in Section 6.4.

6.9      Employee Benefit Plans.

                  6.9.1 Retiree and Inactive Employee Benefits. Seller shall retain responsibility for all benefits under Seller Benefit Plans to Employees and former employees of the Seller who have retired or will retire on or before the Effective Date or who are on layoff, medical disability or other leave of absence and beneficiaries of such Employees or former employees of the Seller, including, without limitation, medical and life insurance benefits and regardless of whether such benefits are funded or unfunded or accrued or unaccrued (collectively, "Retiree and Inactive Employee Benefits"), and Purchaser shall have no responsibility therefor.

                  6.9.2 Employee Benefit Plans for Transferred Employees. (a) Except as otherwise specifically provided in this Section 6, effective on the Effective Date, each Transferred Employee shall cease to be an active participant in Seller Benefit Plans and shall become eligible to participate in the benefit plans, policies and arrangements of the Purchaser subject to the terms and conditions of this Agreement and of such plans, policies and arrangements. Except as expressly provided herein, Purchaser assumes no liability or obligation with respect to, and receives no right or interest in any of Seller Benefit Plans.

                        (b) Seller shall cause each Transferred Employee to become fully vested in the benefits accrued as of the Effective Date under any of the Seller Benefit Plans which are "employee pension benefit plans", as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Purchaser shall grant to each Transferred Employee credit for his or her service with Seller prior to the Effective Date for purposes of participation eligibility, vesting and retirement eligibility, but not for benefit accrual, under any "employee pension benefit plan" maintained by the Purchaser for the Transferred Employees. Notwithstanding the preceding sentence, Transferred Employees' prior service with the Purchaser prior to the Effective Date shall be credited by the Purchaser for the purposes of such plans under the Purchaser's generally applicable re-employment policies.

                  6.9.3 Welfare Plans. With respect to Purchaser's "employee welfare benefit plans", as defined in Section 3(1) of ERISA, and other welfare and fringe benefit arrangements applicable to the Transferred Employees, including but not limited to vacation, sick time, health, disability and severance, Purchaser shall (i) grant service credit with Seller prior to the Effective Date to each Transferred Employee for eligibility purposes and (ii) grant, if applicable, credit for deductibles, co-payments and maximum out-of-pocket maximums previously paid in accordance with evidence provided by Seller. Notwithstanding the preceding sentence, prior service with the Purchaser prior to the Effective Date shall be credited by the Purchaser for purposes of such Plans under the Purchaser's generally applicable re-employment policies. Purchaser shall not exclude any Transferred Employee from a medical plan on account of a preexisting condition. Seller shall remain solely responsible for all claims incurred by any Employee or Transferred Employee under any of Seller's "employee welfare benefit plans" on or before the last day of the month in which the Transferred Employees employment terminates with the Seller and Purchaser shall have no liability for any such claims incurred. Coverage under the Purchaser's plans shall commence on the first day of the month coinciding with or next following the Effective Date.

                  6.9.4 Other Compensation. All accrued but unpaid holiday, vacation or sick pay of any Transferred Employee shall be paid by Seller, and Purchaser shall have no liability or obligation for any such pay to any Transferred Employee. All unpaid wages, salaries and bonuses earned for periods prior to the Effective Date shall be paid by Seller on or after the Effective Date in accordance with Seller's normal pay practices and pursuant to applicable law subject to reimbursement by Purchaser for actual payments made by the Seller with respect to services rendered by Transferred Employees during the period from the Closing to the Effective Date.

                  6.9.5. Severance. Seller shall pay and be solely liable and shall indemnify and hold Purchaser harmless for all obligation, cost or expense for severance pay, termination indemnity pay, salary continuation, special bonuses or like compensation under Seller's plans, policies or arrangements and for all obligation, cost or expense for liability under the Worker Adjustment and Retraining Notification Act, arising from, relating to or claimed by reason of actions required by this Agreement (except as provided in Section 6.10.3) or which result from or relate to actions taken by Seller on or before the Effective Date. Purchaser is liable for providing notice as a result of actions taken by Purchaser after the Effective Date.

                  6.9.6 Health Care Continuation Coverage. Seller shall pay and be solely liable and shall indemnify and hold Purchaser harmless from and against and in respect of any and all losses, damages, liabilities, taxes, sanctions that arise under section 4980B of the Code, interest and penalties, costs and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) imposed upon, incurred by, or assessed against Purchaser arising by reason of or relating to any failure to comply with the continuation health care coverage requirements of section 4980B of the Code and sections 601 through 608 of ERISA which failure occurred with respect to any current or prior employee or any qualified beneficiary of such employee (as defined in section 4980B(g)(l) of the Code) on or prior to the Effective Date or, which failure occurred as a result of the actions required by this Agreement.

         6.10     Indemnification.

                  6.10.1 The Seller shall not in any manner be responsible for any liability, claim or obligation which in any way arises out of the Purchaser's control or direction over the Transferred Employees between the Closing and the Effective Date or the Purchaser's employment of the Transferred Employees after the Closing, except as may arise from or relate to Seller's communications with or treatment of the Employees prior to the Closing, the Seller's conduct in identifying employees employed on the Honeywell Product Line and therefore eligible for employment with Purchaser as identified on Schedule 6.1, the Seller's control over the Seller's Facility on or after the Closing, or the Seller's exercise of any retained right of control described in Section 6.8(a) (other than pursuant to the direction of Purchaser). Purchaser agrees to indemnify and hold the Seller harmless from any liability, claim or obligation arising from or relating to the Transferred Employees or beneficiaries of Transferred Employees which in any way arises from or relates to Purchaser's control, direction or employment of the Transferred Employees after the Closing, except as may arise from or relate to the Seller's communications with or treatment of the Employees prior to the Closing, the Seller's conduct in identifying employees employed on the Honeywell Product Line and therefore eligible for employment with Purchaser as identified on Schedule 6.1, the Seller's control over the Tucson Facility, or the Seller's exercise of any retained right of control described in Section 6.8(a) (other than pursuant to the direction of Purchaser).

                  6.10.2 Purchaser shall not in any manner be responsible for any liability, claim or obligation which in any way arises out of the Seller's employment of the Transferred Employees prior to the Effective Date, except as may arise from or relate to Purchaser's communications with or treatment of the Employees prior to the Effective Date or the Purchaser's control and direction with respect to the Transferred Employees for the period between the Closing and the Effective Date. The Seller agrees to indemnify and hold Purchaser harmless from any liability, claim or obligation arising from or relating to the Transferred Employees or beneficiaries of Transferred Employees which in any way arises from or relates to the Seller's employment of the Transferred Employees prior to the Effective Date, the Transferred Employees' employment at the Tucson Facility, the Seller's exercise of any retained right of control with respect to Transferred Employees as described in Section 6.8(a) (other than pursuant to the direction of Purchaser), or the Seller's conduct in identifying employees employed on the Honeywell Product Line and therefore eligible for employment with Purchaser as identified on Schedule 6.1, except as may arise from or relate to Purchaser's communications with or treatment of the Employees prior to the Effective Date.

                  6.10.3 To the extent that this transaction results in a RIF within 30 days after the Closing affecting more than 25 of the Seller's remaining employees at the Tucson Facility, defined here to exclude the Transferred Employees, any Employee described in Section 6.1 who declined to accept employment with Purchaser (including any employee who would otherwise have been a Transferred Employee but who was disqualified as a result of a failure to complete required forms, a positive drug screen, an unsatisfactory background investigation, or other generally applicable pre-employment requirements of Purchaser described in Section 6.1), and the Seller's employees identified on Schedule 6.10.3(a) as employed on the Seller's other product lines at the Tucson Facility, Purchaser agrees to reimburse the Seller for it's average RIF cash severance payments actually made to those employees selected for RIF under the Seller's severance payment schedule in Schedule 6.10.3(b), to the extent that such RIF affects more than 25 employees (as determined in accordance with this Section 6.10.3) and, in any event, in an amount not to exceed $350,000.

         6.11 Transitional Assistance. To facilitate the transition of the Business to the Purchaser, Seller agrees to make available, at Seller's cost, on an as needed basis and for a minimum of 120 days after the Closing, the employee(s) listed on Schedule 6.11.

         6.12 Leased Employees. To the extent that it has the authority to do so, Seller agrees to make any leased employees performing services directly or indirectly on or in support of the Honeywell Product Line at the Tucson Facility available to the Purchaser. Notwithstanding the preceding sentence, Seller shall remain liable for any claims, liabilities or obligations attributable to the performance of services by such leased employees for Seller (including any claims by third parties arising in connection with Seller's relationship with such leased employees) prior to and after the Closing.

         6.13 Information Returns. Seller shall file all information returns required under Section 6041 of the Code with respect to wages paid to Transferred Employees by Seller (including payments made pursuant to Sections
6.3.4 and 6.9.4) and Purchaser shall file all such information returns with respect to wages paid by Purchaser to Transferred Employees after the Effective Date.

7.       REAL PROPERTY AND TRANSITION

         7.1 Sublease Agreement. At the Closing, Purchaser and Seller shall execute the sublease agreement attached hereto as Exhibit 7.1(a), pursuant to which Purchaser will lease the Tucson Facility commencing upon the Closing, (the "Sublease Agreement"). Seller's lease agreement with Buckhorn Trading Co., Ltd. (the "Lessor") dated December 18, 1998 covering the Tucson Facility (the "Tucson Master Lease") requires the Lessor's consent to any sublease of the Tucson Facility. At the Closing, Seller shall deliver to Purchaser (i) a written consent to the Sublease Agreement, in the form of Exhibit 7.1(b), executed by the Lessor (the "Consent to Sublease"); (ii) a non-disturbance agreement from the Landlord regarding the Sublease in the form of Exhibit 7.1(c) (the "Lessor Non-Disturbance Agreement"); and (iii) a non-disturbance agreement from Bank One regarding the Sublease in the form of Exhibit 7.1(d) (the "Lender Non-Disturbance Agreement").

         7.2 Option to Purchase. The Tucson Master Lease contains an option exercisable by Seller for the purchase of the Tucson Facility from Lessor. At the Closing, Seller shall deliver to Purchaser an executed option to purchase and right of first refusal, executed by Lessor, with respect to the Tucson Facility (the "Option to Purchase and Right of First Refusal") in the form of
Exhibit 7.2(a), along with the executed written consent of Seller to such agreement, in the form of Exhibit 7.2(b) (the "Memorandum of Agreement ").

         7.3 Transition Agreement. At the Closing, Purchaser and Seller shall execute the transition agreement attached hereto as Exhibit 7.3, pursuant to which Seller will provide Purchaser and Purchaser will provide Seller with certain services in connection with the transition of the Honeywell Product Line to Purchaser (the "Transition Agreement").

         7.4 Permits. Seller shall cooperate with Purchaser in arranging for the transfer of obtaining of any permits, licenses or other approvals required for Purchaser's operations at the Tucson Facility.

8.       PRE-CLOSING COVENANTS

         8.1 Access to Records and Properties. From the date hereof until the Closing or earlier termination of this Agreement, Seller will:

                  8.1.1 provide Purchaser, its officers, counsel and other representatives with reasonable access to the Assets, the principal personnel and representatives of Seller, and such books and records pertaining to the Honeywell Product Line as Purchaser may reasonably request, during Seller's regular business hours, provided that Purchaser has provided Seller with reasonable prior notice, and provided further that Purchaser agrees that such access will be requested and exercised with due regard to minimizing interference with the operations of the Tucson Business and provided that disclosure would not violate the terms of any agreement to which Seller is bound or any applicable law or regulation; and

                  8.1.2 make available to Purchaser for inspection and review all documents, or copies thereof, listed in the Schedules hereto, and all files, records and papers of any and all proceedings and matters listed in the Schedules hereto, except to the extent prohibited or restricted by law, regulation, contract with a third party or where the documents are subject to the attorney-client or work product privilege.

         8.2 Public Announcements. On and after the date hereof, neither of the Parties shall issue any press release or make any public statement relating to the subject matter of this Agreement (other than communications with persons in the ordinary course of business relating to a press release otherwise permitted by this Agreement) prior to obtaining the other Party's approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent that legal counsel to the Party proposing to make such disclosure advises such Party that such disclosure is required by law or a listing agreement or such disclosure is reasonably prudent to avoid potential liability on the part of any person under the federal securities laws. Any advice of counsel shall be confirmed in writing and promptly delivered to the other Party.

         8.3 Consents. Prior to the Closing Seller will assist Purchaser and reasonably cooperate with Purchaser to obtain or receive an assignment of, at Purchaser's cost and expense, any and all material governmental permits, licenses approvals, certifications of inspection, filings, franchise and other authorizations or such other concurrences as may be required in order for it to conduct the Honeywell Product Line and use and operate the Assets on the Closing. Prior to the Closing Seller shall at its sole cost and expense obtain any Third Party Consents, as defined in Section 10.1.6.

         8.4 Operation of the Honeywell Product Line. From and after the date of this Agreement and until the Closing or as otherwise contemplated by this Agreement or as Purchaser shall otherwise consent in writing, Seller:

                  8.4.1 will carry on the Honeywell Product Line in the ordinary course of business of business, in accordance with prudent business practices, and in conformance with the Honeywell Orders, including without limitation keeping in full force and effect insurance comparable in amount and scope to the coverage maintained by it (or on behalf of it) on the date hereof, and will not enter into any other transaction relating to the Assets, the Honeywell Product Line or the Tucson Facility other than in the ordinary course of business consistent with past practice;

                  8.4.2 will not permit all or any of the Assets (real or personal, tangible or intangible) to be sold, licensed or subjected to any lien or other encumbrance except, with respect to the Inventory, in dispositions of inventory for fair value in the ordinary course of business consistent with past practices;

                  8.4.3 will operate the Honeywell Product Line and will conduct its operations at the Tucson Facility in compliance in all material respects with all applicable federal, state and local laws and regulations;

                  8.4.4 will maintain its inventory levels relating to the Honeywell Product Line and its operations at the Tucson Facility in a manner and in an amount consistent with past practice;

                  8.4.5 will not grant any general increase in the compensation of Transferred Employees (including any such increase pursuant to any bonus, pension, profit-sharing, vacation or other plan or commitment), grant any increase in the compensation payable or to become payable to any Transferred Employee, or amend any employee benefit plans in which any Transferred Employee participates or is eligible for participation;

                  8.4.6 will not take any action that would cause any of the representations and warranties made by Seller in this Agreement not to remain true and correct;

                  8.4.7 will not modify, amend in any material respect or terminate any Contract; and

                  8.4.8 will continue to maintain in all material respects the Assets and the Tucson Facility in accordance with current practice in a condition suitable for their current use.

         8.5 Security Interests. Not later than five days prior to the Closing, Seller shall furnish to Purchaser evidence of satisfactory Uniform Commercial Code searches in the States of Arizona and Colorado and each other jurisdiction (state and county or locality, as the case may be) in which any of the Assets are located showing no Liens against any of the Assets which have not been released, except for the Bank Liens (which will be released and discharged at the Closing).

9.       CLOSING

         9.1 Closing. The consummation of the transactions contemplated hereby, will take place as of 12:01 a.m. Arizona time on February 17, 2000, or such other date agreed to by the Parties in writing, at such place and time as may be agreed to by the Parties in writing (the "Closing").

10.      CONDITIONS TO CLOSING

         10.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Purchaser in its sole discretion:

                  10.1.1 No injunction or restraining order shall be in effect to forbid or enjoin, and no suit, action or proceeding shall be pending or threatened to prohibit, nullify or otherwise adversely affect the consummation of the transactions contemplated by this Agreement and the Exhibits and Schedules hereto or Purchaser's ownership, use or enjoyment of the Assets, or any part thereof, or the operation of the Honeywell Product Line or any part thereof.

                  10.1.2 The representations and warranties of Seller contained in this Agreement or in any Exhibit hereto or certificate, document or other instrument delivered pursuant hereto or in connection with the transactions contemplated hereby shall be complete, true and correct in all material respects, without regard to materiality limitations contained in such representations and warranties, on the Closing, with the same force and effect as though such representations and warranties had been made on and as of the Closing, except to the extent any such representation or warranty are made as of a specified date, in which case such representation or warranty shall be complete, true and correct in all material respects as of the date specified.

                  10.1.3 Seller shall have performed all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it prior to the Closing.

                  10.1.4 Purchaser shall have received all certificates, instruments, agreements, and other documents to be delivered pursuant to Section 12.1.

                  10.1.5 Purchaser shall have received all documents, information and confirmations contemplated by Section 2.4 to Purchaser's satisfaction.

                  10.1.6 Seller shall have obtained and delivered to Purchaser all third party consents required for the assignment of the Contracts and transfer of the Assets to Purchaser, including, but not limited to any consents that may be required of Seller's lenders, shareholders, or creditors (the "Third Party Consents").

                  10.1.7 Purchaser shall have received all such agreements, instruments and documents as it shall reasonably require, including without limitation, consents, releases, and executed UCC-3 termination statements, to evidence the complete and unconditional release and discharge of any and all Liens, including without limitation the Bank Liens, against any of the Assets, the 1997 License, the EFTC Intellectual Property, and the Honeywell Orders.

                  10.1.8     [Intentionally left blank]

                  10.1.9 The Parties shall have prepared and agreed upon in writing any revisions to Schedule 1.1.1 and Schedule 1.1.2 to finalize the calculation of the Final Inventory Value and the Final Personal Property Value.

         10.2 Conditions to the Obligations of Seller. The obligations of Seller under this Agreement are subject to the fulfillment, prior to the Closing, of each of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

                  10.2.1 No injunction or restraining order shall be in effect to forbid or enjoin, and no suit, action or proceeding shall be pending or threatened to prohibit, nullify or otherwise adversely affect, the consummation of the transactions contemplated by this Agreement.

                  10.2.2 The representations and warranties of Purchaser contained in this Agreement or in any Exhibit hereto or certificate, document or other instrument delivered pursuant hereto or in connection with the transactions contemplated hereby shall be complete, true and correct in all material respects, without regard to materiality limitations contained in such representations and warranties, on the Closing, with the same force and effect as though such representations and warranties had been made on and as of the Closing, except to the extent any such representation or warranty are made as of a specified date, in which case such representation or warranty shall be complete, true and correct in all material respects as of the date specified.

                  10.2.3 Purchaser shall have performed all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by the Closing.

                  10.2.4 Seller shall have received all certificates, instruments, agreements and other documents to be delivered pursuant to Section 12.2.

                  10.2.5 Seller shall have obtained the Consent to Sublease, the Option to Purchase and Right of First Refusal and the Memorandum of Agreement.

                  10.2.6 [Intentionally left blank]

                  10.2.7 The Parties shall have prepared and agreed upon in writing any revisions to Schedule 1.1.1 and Schedule 1.1.2 to finalize the calculation of the Final Inventory Value and the Final Personal Property Value.

11.      TERMINATION AND SURVIVAL

         11.1 Termination. Both of the Parties hereto shall use reasonable efforts to bring about the satisfaction of the conditions hereunder prior to and at the Closing. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                  11.1.1 by mutual written consent of Purchaser and Seller; or

                  11.1.2 by Purchaser or Seller, upon written notice to the other, if such other Party or its affiliate has breached any material representation, warranty or covenant contained in this Agreement in any material respect, if the non-breaching Party has notified the breaching Party of the breach in writing and the breach has continued without cure for a period of fifteen days after notice of the breach; or

                  11.1.3 by Purchaser or Seller on the issuance of a preliminary injunction enjoining the Closing of the transactions contemplated herein with an outcome adverse to the Parties.

         11.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 11.1, this Agreement shall become void and of no further force and effect, and neither of the Parties hereto (nor their respective affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact or other representatives) shall have any liability in respect of such termination; provided, however, that if such termination is effected pursuant to Section 11.1.2 and the failure to consummate the transactions contemplated hereby was the result of any of the conditions to the Closing having not been fulfilled by reason of the breach by either of the Parties of its covenants, representations and/or warranties set forth in this Agreement or in any agreement, document or instrument ancillary hereto, the Party having so breached shall remain liable to the other Party.

12.      CLOSING DOCUMENTS

         12.1 Documents to be Delivered by Seller. At the Closing, the Seller shall deliver to Purchaser the following documents as appropriate:

                  12.1.1 A Secretary's Certificate attaching copies of Seller's corporate action authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, providing evidence of the signatures and incumbency of each person signing any document or instrument delivered by Seller to Purchaser in connection with the transactions contemplated hereby, and such other information and certifications relevant to the due authorization, execution and delivery of this Agreement as Purchaser may reasonably request, all certified by a Secretary, Assistant Secretary or other appropriate officer of Seller;

                  12.1.2 Executed bills of sale with respect to the Assets in the form of Exhibit 12.1.2;

                  12.1.3 an executed Waiver of Collateral Assignment in the form attached hereto as Exhibit 12.1.3;

                  12.1.4 an executed Waiver by Purchaser in connection with the Sublease in the form attached hereto as Exhibit 12.1.4;

                  12.1.5 An executed Assignment Agreement in the form attached hereto as Exhibit 1.5(a); and an executed 1997 License Amendment in the form attached hereto as Exhibit 1.5(b);

                  12.1.6 A certificate of an appropriate officer of Seller relating to the representations, warranties and covenants of Seller made herein;

                  12.1.7 An executed Sublease Agreement in the form attached hereto as Exhibit 7.1(a), an executed Consent to Sublease in the form of Exhibit 7.1(b), an executed Lessor Non-Disturbance Agreement in the form of Exhibit 7.1(c), and an executed Lender Non-Disturbance Agreement in the form of Exhibit 7.1(d);

                  12.1.8 An executed Release Agreement in the form attached hereto as Exhibit 1.6;

                  12.1.9 An executed Transition Services Agreement in the form attached hereto as Exhibit 7.3;

                  12.1.10 An executed Option to Purchase and Right of First Refusal in the form attached hereto as Exhibit 7.2(a) and an executed Memorandum of Agreement in the form of Exhibit 7.2(b);

                  12.1.11 [Intentionally left blank];

                  12.1.12 All Third Party Consents required by Section 10.1.6;

                  12.1.13 All agreements, consents and/or releases required under Section 10.1.7; and

                  12.1.14 Any other agreement, certificate, or other document reasonably necessary to effectuate the transactions contemplated hereby.

         12.2 Documents to be Delivered by Purchaser. At the Closing, Purchaser shall pay the Purchase Price to Seller by wire transfer as directed in writing by the Seller and shall execute where applicable and deliver to Seller the following documents:

                  12.2.1 A Secretary's Certificate attaching copies of resolutions of Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, providing evidence of the signatures and incumbency of each person signing any document or instrument delivered by Purchaser to Seller in connection with the transactions contemplated hereby and such other information and certifications relevant to the due authorization, execution and delivery of this Agreement as Seller may reasonably request, all certified by a Secretary, Assistant Secretary or other appropriate officer of Purchaser;

                  12.2.2 [Intentionally left blank]

                  12.2.3 [Intentionally left blank]

                  12.2.4 [Intentionally left blank]

                  12.2.5 Executed Assignment Agreements in the form attached hereto as Exhibit 1.5(a); and an executed 1997 License Amendment in the form attached hereto as Exhibit 1.5(b);

                  12.2.6 A certificate of an appropriate officer of Purchaser relating to the representations, warranties and covenants of Purchaser made herein;

                  12.2.7 An executed Sublease Agreement in the form attached hereto as Exhibit 7.1(a);


                  12.2.8 An executed Option to Purchase and Right of First Refusal in the form attached hereto as Exhibit 7.2(a) and an executed Memorandum of Agreement in the form of Exhibit 7.2(b);

                  12.2.9 An executed Transition Services Agreement in the form attached hereto as Exhibit 7.3; and

                  12.2.10 An executed Release Agreement in the form attached hereto as Exhibit 1.6.

                  12.2.11 [Intentionally left blank]

                  12.2.12 Any other agreement, certificate, or other document reasonably necessary to effectuate the transactions contemplated hereby.

13.      POST CLOSING OBLIGATIONS

         13.1 Further Assurances. From time to time after the Closing, without further consideration, the Parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment, or such other documents to the other Party as such other Party reasonably may request to evidence or perfect Purchaser's right, title and interest to the Assets, and otherwise carry out the transactions contemplated by this Agreement. Seller also agrees that following the Closing, for no further consideration, it will promptly execute and deliver to Purchaser such additional releases, terminations, discharges, satisfactions or other instruments and documents as Purchaser may reasonably request and as may be necessary or desirable to evidence the release and termination of all Liens with respect to the Assets, each in a form suitable for filing or recording in any applicable jurisdiction.

         13.2 Access to Books and Records. After the Closing, Purchaser shall permit Seller to have access to and the right to make copies of such of Seller's books, records and files as constitute part of the Assets for any reasonable purpose at any time during regular business hours, such as for use in litigation or financial reporting, tax return preparation, or tax compliance matters.

         13.3     Cooperation.

                  13.3.1 Litigation. The Parties shall reasonably cooperate with each other at the requesting Party's expense in the prosecution or defense of any litigation or other proceeding arising from their respective operation of the Honeywell Product Line or the Assets.

                  13.3.2 Taxes. Seller shall cooperate with Purchaser and shall provide Purchaser with such assistance as may reasonably be requested by Purchaser in connection with the preparation of any tax return and the conduct of any audit or other examination by any taxing authority or judicial or administrative proceedings relating to the Purchased Assets.

                  13.3.3 Purchase Orders. At the Closing, Seller shall make available to Purchaser the rights and benefits of the purchase orders listed on
Schedule 1.1.3(b) (the "Purchase Orders") to the extent related to the operation of the Honeywell Product Line, and Purchaser shall indemnify Seller for any obligations and liabilities incurred by Seller arising therefrom. Purchaser and Seller shall work together to determine which Purchase Orders listed on Schedule 1.1.3(b) shall be assigned by Seller and assumed by Purchaser in connection with the operation of the Honeywell Product Line.

         13.4     Inventory.

                  13.4.1 Purchaser agrees that it will enter into good faith negotiations to purchase any Excess Inventory from Seller at fair market value:
(i) if offered by Seller on the same terms and conditions as such may be obtained from third party vendor; and (ii) if and when Purchaser has a need for such Excess Inventory in the future, in its sole determination. Purchaser shall provide a reasonably detailed forecast of its needs for Excess Inventory. Seller will satisfy Purchaser's requests for Excess Inventory on a quarterly basis. Seller will make available those items of Excess Inventory in its stock, however this Section is not intended to restrict Seller from using Excess Inventory for its own account or selling items of Excess Inventory to third parties. The Parties' obligations under this Section will expire on the date that is 18 months after the Closing.

                  13.4.2 For purposes of this Agreement, "Excess Inventory" shall mean, with respect to the Honeywell Product Line, all of Seller's raw materials, parts and components, and work-in-process in excess of the 12 month requirements for the Honeywell Product Line.

         13.5 Warranty Claims. With respect to warranty and products liability claims relating to the period prior to the Closing and arising from Seller's use, sale or distribution of circuit card assemblies manufactured on or prior to the Closing that were part of the Honeywell Product Line, Seller shall be responsible for and assume all costs and expenses in connection therewith and the following process shall apply:

                  13.5.1 Purchaser shall promptly provide Seller with written notice and a description of any such warranty claim;

                  13.5.2 Seller shall have the right to inspect the product to which the warranty claim applies to determine the validity of such claim (provided, however, that if such inspection does not take place within 2 business days after Seller's receipt of notice of the claim, this right will be deemed to be waived);

                  13.5.3 if there is no dispute as to the validity of the warranty claim, Purchaser shall have the right to perform warranty repair services and shall be promptly reimbursed for such services and costs by Seller;

                  13.5.4 if the warranty claim is disputed, Purchaser may proceed to perform warranty repair services pending resolution of the dispute. Purchaser's determination to proceed with warranty repair services shall not be deemed to be a waiver of its rights hereunder and the Parties shall negotiate in good faith to resolve such dispute;

                  13.5.5 the rates to be charged to Seller for labor in connection with such services will be the hourly rates set forth in the Amended and Restated Supplier Partnering Agreement dated September 29, 1998 in effect between the Parties or, if such agreement is no longer in effect any successor agreement thereto or, if there is no successor agreement, at Purchaser's standard hourly rates for work provided to preferred customer entities;

                  13.5.6 the prices to be charged to Seller for parts, raw materials and other costs in connection with such services shall be Purchaser's actual cost without markup.

         13.6 Confidential Information. With respect to proprietary and confidential information relating to strategic, technical and/or marketing plans of a Party (the "Discloser") and its affiliates and their various operations ("Confidential Information") the other Party (the "Recipient") agrees that it will not use such information for any purpose whatsoever and shall destroy or return any remaining copies. This restriction shall not apply to any information that the Recipient can demonstrate: (a) is or becomes publicly available through no wrongful act or omission of Recipient; (b) was in Recipient's possession prior to the Closing; (c) was rightfully received by Recipient from a third party without any obligation of confidentiality; or (d) was independently developed by Recipient or for it and that was not obtained, in whole or in part, from the Confidential Information of Discloser. In the event that Recipient is requested or required by subpoena or other court order to disclose any Confidential Information, the Recipient will provide notice of such request to the Discloser and will use reasonable efforts to resist disclosure, until an appropriate protective order may be sought, or a waiver of compliance with the provisions of this Section granted. If, in the absence of a protective order or the receipt of a waiver hereunder, the Recipient is nonetheless, in the opinion of its counsel, legally required to disclose Confidential Information, then, in such event, the Recipient may disclose such information without liability hereunder, provided that the Discloser has been given a reasonable opportunity to review the text of such disclosure before it is made and that the disclosure is limited to only the Confidential Information specifically required to be disclosed.

         13.7 Intellectual Property. Seller will cooperate with Purchaser and HIPI upon the request of Purchaser to: (i) identify any additional items of intellectual property which may be required by Purchaser to operate the Honeywell Product Line as it was operated prior to the Closing; and (ii) provide to Seller the right it may need to use such items of intellectual property in order to operate the Honeywell Product Line. This Section is not intended to require Seller to transfer any rights to third party software licensed by Seller.

         13.8 Leased Equipment. The Honeywell Product Line as conducted prior to the Closing utilized a wave solder machine serial number 11876058 (the "Wave Solder Machine") that is currently leased by Seller under a corporate master lease agreement with Key Corp. Leasing (the "Equipment Lessor") dated December 14, 1998 (the "Equipment Lease"). Seller agrees to either (i) transfer the Wave Solder Machine into a separate lease with the Equipment Lessor, such lease to be assumed by Purchaser, all subject to Equipment Lessor's consent and Purchaser's approval of lease terms; or (ii) purchase the Wave Solder Machine from the Equipment Lessor and Purchaser shall purchase such Wave Solder Machine from Seller at Seller's cost, all on terms acceptable to Purchaser. The parties will cooperate with each other in good faith to effect the transactions contemplated under this Section prior to the expiration of 120 days after the Closing.

         13.9 Insurance. Seller will, within five business days of Closing, provide a certificate of insurance naming Purchaser as additional insured with the following limits:

    Insurance                                Coverage and Limits
    Worker's Compensation                    Statutory Limits

    Employer's Liability                     $500,000 per occurrence

    Comprehensive General Liability
    (Contractual Liability & Completed

    Operations)
    Bodily Injury & Property Damage          $5,000,000 combined single limit/
                                             $5,000,000 aggregate

    Automobile Liability Bodily Injury

    & Property Damage -                      $5,000,000 combined single limit/
                                                  $5,000,000 aggregate

Seller may utilize excess liability coverage for meeting the policy limit requirements.

14.      INDEMNIFICATION

         14.1 Indemnification by Seller. Seller shall indemnify, defend (subject to the provisions of Section 14.3) and hold harmless Purchaser and Purchaser's directors, shareholders, officers, employees, agents, affiliates, successors and assigns from and against any and all claims, Liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal, accounting and similar expenses), fines, damages (individually a "Loss" and collectively "Losses"), arising out of:

                  14.1.1 any breach or violation of any of the covenants made by Seller in this Agreement or any agreement, certificate or similar document delivered pursuant hereto;

                  14.1.2 any breach of, or any inaccuracy or misrepresentation in, any of the representations or warranties made by Seller in this Agreement or in any Schedule, agreement, instrument, certificate or similar document required to be delivered pursuant to the terms hereof; or

                  14.1.3 any Non-Assumed Liability, including, without limitation, any warranty or product liability claims with respect to (i) circuit card assemblies manufactured by Seller on or prior to the Closing Date that were part of the Honeywell Product Line or (ii) the EFTC Business. For any Non-Assumed Liabilities identified at 3.2.13 and 3.2.14 that both (a) were caused by an entity or person other than Seller, its employees, agents, contractors or assigns and (b) for which Purchaser gives an initial Notice of Claim (as hereinafter defined) in writing to Seller more than ten (10) years after the Closing Date, Seller's right to indemnification under this Section
14.1.3 shall be limited to the amount of indemnification Seller receives from any other person or entity for such Non-Assumed Liabilities.

                  14.1.4 [Intentionally left blank]

         14.2 Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Seller and such Seller's directors, shareholders, officers, employees, agents, representatives, affiliates, successors and assigns from and against any and all Losses arising out of:

                  14.2.1 any breach or violation of any of the covenants made by Purchaser in this Agreement or any agreement, certificate or similar document delivered pursuant hereto;

                  14.2.2 any breach of, or any inaccuracy in any of the representations or warranties made by Purchaser in this Agreement, or in any Schedule, agreement, certificate, instrument or similar documents required to be delivered pursuant to the terms hereof;

                  14.2.3 any Assumed Liability;

                  14.2.4 any breach of the terms of Article 6 and any communications to the Employees by Purchaser during the hiring process and the manner Purchaser conducts the hiring process; or

                  14.2.5 the hiring of the Transferred Employees by Purchaser, the Purchaser's employment practices post-Closing, including, but not limited to hiring and firing of employees, the compensation, benefits, employment taxes, and treatment of the Transferred Employees by Purchaser and any failure of Purchaser to comply with all applicable laws in connection with its employees, including, but not limited to, the Transferred Employees, provided that this indemnification provision shall not apply to claims arising from or related in any way to the Seller's conduct or omissions, including the Seller's identification of the Seller's employees identified as eligible for employment with Purchaser as identified on Schedule 6.1 and shall not include any claims or obligations arising in connection with services performed for the Seller by Transferred Employees on or prior to the Closing.

         14.3     Indemnification Procedure.

                  14.3.1 Any Party seeking indemnification hereunder (the "Indemnitee") shall notify the Party liable for such indemnification (the "Indemnitor") in writing of any event, omission or occurrence which the Indemnitee has determined has given or could give rise to Losses which are indemnifiable hereunder (such written notice being hereinafter referred to as a "Notice of Claim"). Any Notice of Claim shall be given promptly after the Indemnitee becomes aware of such third party claim; provided, that the failure of any Indemnitee to give notice as provided in this Section 14.3 shall not relieve the Indemnitor of its obligations under this Section 14.3, except to the extent that the Indemnitor is actually prejudiced by such failure to give notice. A Notice of Claim shall specify in reasonable detail the nature and any particulars of the event, omission or occurrence giving rise to a right of indemnification. The Indemnitor shall satisfy its obligations hereunder, as the case may be, within thirty (30) days of its receipt of a Notice of Claim; provided, however, that so long as the Indemnitor is in good faith defending a claim pursuant to Section 14.3.2 below, its obligation to indemnify the Indemnitee with respect thereto shall be suspended.

                  14.3.2 Except as provided in Section 14.3.3 below, with respect to any third party claim, demand, suit, action or proceeding that is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest or otherwise protect against any such claim, demand, suit, action or proceeding with legal counsel of its own selection. The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims it may have. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitee shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action or proceeding, the Indemnitee shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof. Neither Seller nor Purchaser shall make any compromise of asserted liability for which indemnification is or may be sought pursuant to this Section 14.3.2 if such compromise includes the payment of money or creates any obligation of the other Party hereto, unless such other Party shall have given its prior written consent to such compromise.

                  14.3.3 Notwithstanding the above, with respect to any third party claim, demand, suit, action or proceeding which is the subject of a Notice of Claim and subject to indemnity under Section 14.1, Seller shall permit Purchaser, at Purchaser's option, to defend, contest or otherwise protect against any such claim, demand, suit, action or proceeding with legal counsel of its own selection and at Seller's expense. Purchaser may exercise its option at any time upon written notice to Seller. Seller shall reimburse Purchaser for its actual reasonable costs and expenses, including legal fees and costs, in connection with any such defense assumed by Purchaser (excluding the cost or overhead relating to in-house counsel). Seller shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims it may have. So long as the Purchaser is defending in good faith any such third party claim, demand, suit, action or proceeding, the Seller shall at all times reasonably cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, Purchaser. In the event that the Purchaser fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action or proceeding, Seller shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof.

         14.4 Survival and Limitations. The provisions of this Article 14 shall survive the Closing. The warranties and representations of the Seller contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing and will remain in full force and effect thereafter for a period of one year after the Closing and shall be effective with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such one year period, in accordance with Section 14.3 hereof. Anything to the contrary contained herein notwithstanding, (i) Purchaser shall not assert any claim against Seller for indemnification hereunder unless and until the amount of such claim or claims shall exceed Two Hundred Thousand Dollars ($200,000) calculated on a cumulative basis and not a per item basis; (ii) Purchaser shall not be entitled to recover from Seller more than an aggregate of an amount equal to twenty-five percent (25%) of the total Purchase Price with respect to all claims for indemnity or damages whether such claims are brought under this
Article 14 or otherwise. The terms of the foregoing sentence shall not apply to Seller's obligation to provide indemnification to Purchaser with respect to the matters set forth in Section 3.2 (Non-Assumed Liabilities), Article 6 (Employees and Employee Benefits), Section 4.5 (Title), Section 4.6 (Taxes), Section 4.10 (Environmental), and Section 4.11 (Employees and Benefit Plans) and any matter to be performed by Sellers subsequent to the applicable Closing pursuant to this Agreement or any document delivered by Sellers pursuant to Section 12.

         14.5 Reduction for Insurance and Taxes. The amount (an "Indemnity Payment") which an Indemnifying Party is required to pay on behalf of any Indemnitee pursuant to this Article 14 shall be reduced by the amount of any insurance proceeds actually received by or on behalf of the Indemnitee in reduction of the related indemnifiable loss. An Indemnitee which shall have received or on behalf of which there shall be paid an Indemnity Payment and which shall subsequently receive, directly or indirectly, insurance proceeds in respect of the related indemnifiable loss, shall pay to the Indemnifying Party the amount of such insurance proceeds or, if lesser, the amount of the Indemnity Payment.

         14.6 Disclaimer of Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, BUT NOT LIMITED TO, ANY LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SAME AND REGARDLESS OF THE FORM OF THE ACTION.

15.      MISCELLANEOUS

         15.1 Expenses. Except as specifically set forth elsewhere herein each of the Parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement.

         15.2 Notices. Any notice or communication given pursuant to this Agreement by a Party hereto to the other Party shall be in writing and hand delivered, or mailed by registered or certified mail, postage prepaid, return receipt requested (notices so mailed shall be deemed given when mailed), or sent via facsimile, with an original mailed as follows:

         If to Purchaser:     Honeywell International Inc. Engine Systems
                              111 South 34th Street
                              Phoenix, Arizona 85034
                              Attn:    Vice President & General Counsel,
                                       Engines & Systems
                              Fax No.: (602) 231-2104

         If to Seller:        EFTC Corporation
                              9351 Grant Street, Sixth Floor
                              Denver, Colorado 80829
                              Attn:    President
                              Fax No: (303) 280-8358

         With a copy to:      Holme Roberts & Owen, LLP
                              1400 Lincoln, Suite 4100
                              Denver, CO  80203
                              Attn: Mashenka Lundberg
                              Fax No.: (303) 866-0200

         15.4 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.5 Entire Agreement. This Agreement is the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior communications, representations, agreements and understandings between the Parties hereto, whether oral or written.

         15.6 Construction. When the context so requires, references herein to the singular number include the plural and vice versa and pronouns in the masculine or neuter gender include the feminine. The headings contained in this Agreement and the tables of contents, exhibits and schedules are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         15.7 Assignment. This Agreement may not be assigned without the prior written consent of the other Party hereto, which consent shall not unreasonably be withheld.

         15.8 Amendment. This Agreement may be amended only by written agreement duly executed by representatives of all Parties hereto.

         15.9 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Arizona, disregarding its conflicts of laws principles which may require the application of the laws of another jurisdiction. Each of the Parties hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Phoenix, Arizona in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement and irrevocably waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in any such action or proceeding in any such forum in Phoenix, Arizona and hereby further irrevocably waives any claim that any such forum is an inconvenient forum.

         15.10 Failure to Close. If for any reason this Agreement is terminated prior to Closing, each Party shall promptly upon the request of any other Party return to such other Party all documents and other information (or notes made therefrom), including all originals and all copies thereof, theretofore delivered by or on behalf of such other Party. Purchaser shall in any case comply with the terms of Section 13.6 hereof.

         15.11 No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any parties other than Seller and Purchaser and no other person shall assert nor have any rights as a third party beneficiary hereunder.

         15.12 Schedules and Exhibits. The Schedules and Exhibits attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including it Schedules and Exhibits) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Schedule or Exhibit, the provisions of this Agreement shall control.

         15.13 Waivers. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either Party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

         15.14 Severability. If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

         15.15    [Intentionally left blank]
IN WITNESS WHEREOF, Seller and Purchaser have duly executed and delivered this Agreement as of the day and year first above written.

"PURCHASER"                  HONEYWELL INTERNATIONAL INC.
                             ENGINES AND SYSTEMS


                             By:      /s/

                             Title:   Vice President and General Counsel

"SELLER"                     EFTC CORPORATION


                             By:      /s/ Stuart W. Fuhlendorf

                             Title:   Chief Financial Officer

                               TABLE OF SCHEDULES



          Schedule                                Content
----------------------------- --------------------------------------------------

1.1.1                         Personal Property including Base Personal Property
                              Value (final and updated)


1.1.2 Inventory including Base Inventory Value (final and updated)

1.1.3(a)                      Contracts


1.1.3(b)                      Purchase Orders


1.5                           Honeywell Orders


4.4                           Contracts in default


4.5                           Liens


4.10                          Environmental Disclosure Schedule


4.11.1                        Employees and Benefit Plans


4.11.2                        Employees and Benefit Plans Disclosure Schedule


6.1                           Tucson Facility Employees


6.10.3(a)                     Non-Honeywell Product Line Employees at Tucson
                              Facility


6.10.3(b)                     EFTC Severance Payment Schedule


6.11(a)                       Transition Assistance Staff

                                TABLE OF EXHIBITS



          Exhibit                                 Content
----------------------------- --------------------------------------------------


1.5(a)                        Assignment and Assumption Agreement


1.5(b)                        1997 License Amendment

1.6                           Release Agreement


7.1(a)                        Sublease Agreement


7.1(b)                        Written Consent of Lessor to Sublease Agreement


7.1(c)                        Lessor Non-disturbance Agreement


7.1(d)                        Lender Non-disturbance Agreement


7.2(a)                        Option to Purchase and Right of First Refusal


7.2(b)                        Memorandum of Agreement


7.3                           Transition Services Agreement


12.1.2                        Bill of Sale


12.1.3                        Bank One Waiver of Collateral Assignment


12.1.4                        Waiver by Purchaser (re:  Sublease)